Exhibit 21.1

               THE CHARLES SCHWAB CORPORATION

               Subsidiaries of the Registrant


Schwab Holdings, Inc., a Delaware corporation

  Charles Schwab & Co., Inc., a California corporation

    Charles Schwab (Hong Kong) Limited, a Hong Kong corporation

    Charles Schwab Limited, an England and Wales corporation

Charles Schwab Investment Management, Inc., a Delaware corporation

Mayer & Schweitzer, Inc., a New Jersey corporation

The Charles Schwab Trust Company, a California corporation

Performance Technologies, Inc., a North Carolina corporation

Charles Schwab Holdings (UK), an England and Wales corporation

  Charles Schwab (UK) plc, an England and Wales corporation

    ShareLink Investment Services plc, an England and Wales corporation

TrustMark, Inc., a North Carolina corporation

Hampton Pension Services, Inc., an Ohio corporation